DYNAMIC CHANGES NAME TO BRAZIL GOLD CORP.

& CORPORATE UPDATE

March 15, 2010                                                                                            OTCBB Symbol:  BRZG / DYMC

Dynamic Alert Ltd. (the “Company”) is pleased to announce its change-of-name to Brazil Gold Corp., and new trading symbol “BRZG”, effective immediately.  At the open of trading today, the Company is listed and trades with its new name and symbol.

Phillip Jennings, Vice President Business Development stated “The change of name to Brazil Gold Corp. more accurately reflects the new focus and vision of the Company – to be an explorer for precious metals, most significantly gold, in Brazil”.

CORPORATE UPDATE

The Company is also pleased to report that it is progressing in the due diligence and legal process to complete its acquisition of 99% of the ownership interests of Amazonia Capital e Participacoes Ltda. (“Amazonia”) of Brazil, and expects to file its Super 8-K regarding the acquisition within the next thirty days.  The Company announced in November 2009 that it had entered into a letter of intent with the current 99%-owner, a Swiss-based company, to acquire its interests. Amazonia is the holder of over two million acres of mineral claims in the gold-rich Tapajos region of the western Amazon basin of Brazil.

For additional information please contact:

Thomas E. Sawyer

President & Chief Executive Officer

801-944-4090

DISCLAIMER

NOTE: The information contained in this press release contains forward-looking statements which are based on the current expectations of the management of Brazil Gold Corporation (formerly Dynamic Alert Ltd.) only, and actual results may differ materially.  For a more detailed discussion of risks and other factors related to Brazil Gold Corporation (formerly Dynamic Alert Ltd.), please refer to its Form 10-K and Form 10-Q reports, as filed with the U.S. Securities and Exchange Commission.